Exhibit 99.1

ASX Announcement

6 December 2021

Removal of U.S. Restriction on Chess Depositary Interests (CDIs)

Coronado Global Resources Inc. (Coronado or the Company) (ASX: CRN) advises that, following an application from the Company, the Foreign Ownership Restriction (FOR) United States (U.S.) person tag on the Company’s CDIs has been removed with effect from 6 December 2021.

The FOR U.S. designation on the Company’s CDIs was put in place over shares of the Company’s common stock (the Shares) offered by way of the Company’s accelerated entitlement offer of CDIs launched on 6 May 2021. CDIs were allotted on May 14, 2021 (with respect to CDIs issued under the institutional component of the entitlement offer) and June 1, 2021 (with respect to CDIs issued under the retail component of the entitlement offer) (the 2021 Capital Raising).

The Company’s offering of CDIs under the 2021 Capital Raising was not registered under the United States Securities Act of 1933, as amended (the U.S. Securities Act), pursuant to exemptions from the registration requirements afforded by Regulation S (Regulation S) and Section 4(a)(2) promulgated thereunder. The CDIs and Shares have thus been considered “restricted securities” as that term is defined under Rule 144 (Rule 144) of the U.S. Securities Act; being listed under Schedule 1 of the ASX Settlement Operating Rules and classified as “FOR financial products” bearing a FOR “U.S. Person Prohibited” designation. Such designation had to remain in place until expiration of the 2021 Capital Raising’s “distribution compliance period” (as that term is defined under Rule 902(f) of Regulation S). That period has now expired.

The removal of the FOR U.S. designation from 6 December 2021 means that the sale or transfer restrictions for U.S. persons are no longer in effect for the Company’s CDIs.

This announcement was authorised for release by the Disclosure Committee of Coronado Global Resources Inc.

For further information please contact:

Investors	Media
Andrew Mooney	Helen McCombie
P: +61 458 666 639	Citadel Magnus
E: amooney@coronadoglobal.com	P: +61 411 756 248
E: hmccombie@citadelmagnus.com

Coronado Global Resources Inc.	Level 33, Central Plaza One, 345 Queen Street
ARBN: 628 199 468	Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402
www.coronadoglobal.com